Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Amendment No.2 to Registration Statement on Form S-4 of our report dated April 3, 2026, which includes an explanatory paragraph relating to One Nuclear Energy LLC’s ability to continue as a going concern, relating to the financial statements of One Nuclear Energy LLC as of December 31, 2025, and for the period from February 10, 2025 (inception) through December 31, 2025, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

July 12, 2026